Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-270586) of Cohu, Inc, and

(2)

Registration Statements (Form S-8 Nos. 333-233080, 333-207016, 333-27663, 333-40610, 333-66466, 333-97449, 333-117554, 333-132605, 333-142579, 333-160760, 333-177453, 333-186973 and 333-273711) pertaining to the 1996 and 1998 Stock Option Plans, 1996 Outside Directors Stock Option Plan, 1997 Employee Stock Purchase Plan, and 2005 Equity Incentive Plan of Cohu, Inc.;

of our reports dated February 20, 2025, with respect to the consolidated financial statements and schedule of Cohu, Inc., and the effectiveness of internal control over financial reporting of Cohu, Inc., included in this Annual Report (Form 10-K) of Cohu, Inc. for the year ended December 28, 2024.

/s/ Ernst & Young LLP

San Diego, California

February 20, 2025